                                                                    Exhibit 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
            --------------------------------------------------------



The Board of Directors
ATA Inc.:

We consent to the use of our report dated September 1, 2007, except as to Note 2(d) and paragraphs (b) and (c) of Note 19, which are as of October 15, 2007, and as to paragraph (d) of Note 19, which is as of January 7, 2008, with respect to the consolidated balance sheets of ATA Inc. and its subsidiaries as of March 31, 2006 and 2007, and the related consolidated statements of operations, shareholders' equity, and cash flows for the years then ended, included herein and to the reference to our firm under the heading "Experts" in the registration statement.




Hong Kong, China
January 7, 2008